Exhibit 10.3

PETROBRAS LITIGATION AWARD AGREEMENT (DIRECTOR)

Vantage Drilling International

Amended and Restated 2016 Management Incentive Plan

This Award Agreement (this “Agreement”) is made as of the [__] day of [_______], 20[__] (the “Grant Date”) between Vantage Drilling International (the “Company”), and [_____________] (“Participant”), and is made pursuant to the terms of the Vantage Drilling International Amended and Restated 2016 Management Incentive Plan (the “Plan”).  Any capitalized term used herein but not defined shall have the meaning set forth in the Plan.  [This Agreement amends and restates the Petrobras Litigation Award Agreement governing the initial Petrobras Litigation Award that was originally granted to Participant by the Company on July 17, 2019 (the “Prior Agreement”).  As of the Grant Date, (a) the Prior Agreement is terminated, and (b) this Agreement is the only agreement governing any Petrobras Litigation Award granted to Participant by the Company.]1

Section 1.Grant of Petrobras Litigation Award.  The Company hereby grants to Participant, on the terms and conditions hereinafter set forth, a Petrobras Litigation Award consisting of $[_____] (the “Award Amount”).  Subject to the terms and conditions set forth in this Agreement and the Plan, the Award Amount (or applicable portion(s) thereof) will be delivered in cash and is subject to adjustment pursuant to Section 6.  For purposes of this Agreement, the following definitions will apply:

a)	A “Final Judgment” means that a full, final, and non-appealable judgment has been rendered in the Company’s favor in connection with the Petrobras litigation matter, as determined by the Board.

b)

An “Insurance Policy” means an insurance policy covering the potential loss or reduction of the proceeds the Company received in connection with the settlement or resolution of the Petrobras litigation matter, as determined by the Board.

c)

A “Special Dividend” means a dividend which, together with all other dividends following the Start Date, is equal in the aggregate to all or a substantial majority of the net proceeds the Company received in connection with the settlement or resolution of the Petrobras litigation matter, as determined by the Board.

d)

A “Vesting Event” means the earliest to occur of (i) a Final Judgment, (ii) the Company’s binding of an Insurance Policy, or (iii) the Company’s payment of a Special Dividend, in each case as determined by the Board.

Section 2.Vesting of the Petrobras Litigation Award.  The “Start Date” for purposes of this Petrobras Litigation Award is June 21, 2019.  Except as otherwise provided herein (including Section 3), the Award Amount will vest as follows, in each case subject to Participant’s continuous Service with the Company on the applicable vesting date:

[1]	To be removed for first-time recipients.

a)	Upon the occurrence of the first Vesting Event prior to the third anniversary of the Start Date, 25% of the Award Amount will vest.

b)

On the first anniversary of the Start Date, (i) if a Vesting Event has not previously occurred, then [__]% (the “Base Percentage”) of the Award Amount will vest, or (ii) if a Vesting Event has previously occurred, then an additional portion of the Award Amount will vest such that a cumulative total of 50% of the Award Amount is then vested.

c)

On the second anniversary of the Start Date, (i) if a Vesting Event has not previously occurred, then an additional portion of the Award Amount equal to the Base Percentage of the Award Amount will vest, or (ii) if a Vesting Event has previously occurred, then an additional portion of the Award Amount will vest such that a cumulative total of 75% of the Award Amount is then vested.

d)

On the third anniversary of the Start Date, (i) if a Vesting Event has not previously occurred, then an additional portion of the Award Amount equal to the Base Percentage of the Award Amount will vest, or (ii) if a Vesting Event has previously occurred, then an additional portion of the Award Amount will vest such that a cumulative total of 100% of the Award Amount is then vested.

e)	On the fourth anniversary of the Start Date, if a Vesting Event has not previously occurred, then an additional portion of the Award Amount equal to the Base Percentage of the Award Amount will vest.

f)

If there has not been a Vesting Event prior to the third anniversary of the Start Date, then, upon the occurrence of the first Vesting Event, an additional portion of the Award Amount will vest such that a cumulative total of 100% of the Award Amount is then vested.

g)

Upon the occurrence of a Qualified Liquidity Event, the Board will have the right, in its sole discretion (and taking into account, without limitation, whether a Vesting Event has previously occurred, as well as the then-current circumstances with respect to a Final Judgment or the progress toward a Final Judgment), to cause an additional portion of the Award Amount to vest such that a cumulative total of up to 100% of the Award Amount is then vested.

Section 3.Termination of Service.Upon the occurrence of a termination of Participant’s Service for any reason (including, for the avoidance of doubt, an involuntary termination of Participant’s Service without Cause), all unvested portions of the Award Amount shall be forfeited and cancelled, and Participant shall not be entitled to any compensation or other amount with respect thereto.

Section 4.Payment.   All applicable portions of the Award Amount (in each case, rounded to the nearest whole cent) shall be paid to Participant within five business days following the date on which the applicable portion of the Award Amount vests.  Notwithstanding anything herein to the contrary, in no event will more than 100% of the Award Amount vest or be paid to Participant hereunder.

Section 5.Restrictions on Transfer.  Neither this Petrobras Litigation Award, nor any of Participant’s rights hereunder or with respect hereto, may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by Participant, except by will or by the laws of descent and distribution. In the event that Participant becomes legally incapacitated, Participant’s rights with respect to this Petrobras Litigation Award shall be exercisable by Participant’s legal guardian or legal representative.  This Petrobras Litigation Award shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of this Petrobras Litigation Award contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon this Petrobras Litigation Award, shall be null and void and without effect.

Section 6.Adjustments. The Petrobras Litigation Award granted hereunder (together with the Award Amount and the vesting and/or payment provisions hereof with respect to all or any portion of the Award Amount) shall be subject to adjustment by the Board, in its sole discretion, as a result of any change(s) of any nature following the Start Date relating to the Petrobras litigation matter or any other items or matters determined by the Board, in its sole discretion, to be related to the Petrobras litigation matter (including, without limitation, any partial or reduced judgment or settlement amounts in connection with the Petrobras litigation matter, any Insurance Policy premiums, and any fees or expenses relating to any of the foregoing), or the circumstances surrounding or relating to any of the foregoing.

Section 7.No Right of Continued Service.  Nothing in the Plan or this Agreement shall confer upon Participant any right to continued Service with the Company or any Affiliate.

Section 8.Limitation of Rights.  Participant shall not have any privileges of a stockholder of the Company with respect to this Petrobras Litigation Award, including, without limitation, any right to vote any units of Stapled Securities (or shares of Common Stock or PIK Notes) or to receive dividends or other distributions or payments of any kind or exercise any other right of a holder of any securities.

Section 9.Construction.  The Petrobras Litigation Award granted hereunder is granted pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan, except as Section 9.1 of the Plan is modified by this Agreement.  Participant hereby acknowledges that a copy of the Plan has been delivered to Participant and accepts the Petrobras Litigation Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference.  In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail (except with respect to any conflict or ambiguity between this Agreement and Section 9.1 of the Plan, in which case this Agreement shall govern and prevail).  The construction of and decisions under the Plan and this Agreement are vested in the Board, whose determinations shall be final, conclusive and binding upon Participant.

Section 10.Notices.  Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General

Counsel of the Company at the Company’s principal executive offices.  Any notice hereunder by the Company shall be given to Participant in writing at the most recent address as Participant may have on file with the Company.

Section 11.Governing Law.  This Agreement shall be construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 12.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 13.Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 14.Section 409A.  This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A.  Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible.  The Petrobras Litigation Award granted hereunder shall be subject to the provisions of Section 13.3 of the Plan.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its Subsidiaries or Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A.

Section 15.Clawback.  Any amounts paid pursuant to this Petrobras Litigation Award will be subject to recoupment in accordance with any existing clawback or recoupment policy, any clawback or recoupment policy as may be adopted or amended from time to time, or any clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

Section 16.Entire Agreement.  Participant acknowledges and agrees that this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, superseding any and all prior communications, letters, understandings and agreements (whether written, verbal or otherwise), between the parties or otherwise affecting Participant with respect to such subject matter [(including, without limitation, the Prior Agreement)]2.  The terms and conditions of this Petrobras Litigation Award will not be governed or affected by the terms of any agreement or arrangement among

[2]	To be removed for first-time recipients.

Participant and the Company or any policy of the Company or any Affiliate to which Participant may be party or by which he or she may be covered.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

VANTAGE DRILLING INTERNATIONAL

By:     ______________________________

Name:______________________________

Title:_______________________________

PARTICIPANT

                                               ___________________________________

Name:  [_____________]

Date: